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                                                                    Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Nelnet, Inc.:

We consent to the use of our report dated March 21, 2003, except as to note 20, which is as of August 14, 2003 and notes 19 and 21, which are as of November 10, 2003 in Pre-Effective Amendment No. 4 to the registration statement on Form S-1 of Nelnet, Inc., with respect to the consolidated balance sheets of Nelnet, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, included herein and to the reference to our firm under the heading "Experts" in the registration statement. As more fully described in notes 19 and 21 of notes to the consolidated financial statements, the Company's consolidated financial statements have been restated to reflect certain adjustments to intangible assets and deferred taxes and to disclose segment information as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002.

/s/ KPMG LLP
Lincoln, Nebraska
November 10, 2003